                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
Archstone-Smith Trust

We consent to the incorporation by reference in this registration statement on Form S-8 of Archstone-Smith Trust relating to the Archstone-Smith Trust 1996 Share Option Plan for Outside Trustees, of our audit reports dated January 30, 2001, except as to Note 16 which is as of February 28, 2001, relating to the balance sheets of Archstone Communities Trust as of December 31, 2000 and 1999, the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule as of December 31, 2000, which reports appear in the December 31, 2000 annual report on Form 10-K of Archstone Communities Trust.

/s/ KPMG LLP

Chicago, Illinois
October 30, 2001